Exhibit 99.1

B&G Foods Reports Financial Results for Third Quarter 2018

—  Net Sales Increased 4.1%  —

— Generated Net Cash Provided by Operating Activities of $139.1 Million
for the First Three Quarters of 2018  —

Parsippany, N.J., October 30, 2018—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the third quarter and first three quarters of 2018.

Executive Summary (vs. year-ago quarter where applicable):

•	Net sales increased 4.1% to $422.6 million
•	Base business net sales[1] decreased 0.3% to $376.5 million
•	Diluted earnings per share decreased 2.0% to $0.48
•	Adjusted diluted earnings per share[1] increased 3.6% to $0.57
•	Adjusted EBITDA[1] decreased 2.3% to $91.9 million
•	Net cash provided by operating activities increased to $139.1 million for the first three quarters of 2018 from $7.5 million in the first three quarters of 2017
•	Updated guidance for full year fiscal 2018 for the expected impact of divestiture of Pirate Brands and the net repayment of long-term debt:
o	Net sales range of $1.705 billion to $1.720 billion
o	Adjusted EBITDA range of $338.0 million to $343.0 million
o	Adjusted diluted earnings per share range of $1.98 to $2.05
•	Completed the acquisition of the McCann’s brand of premium Irish oatmeal early in the third quarter
•	Completed the sale of Pirate Brands to The Hershey Company for approximately $420.0 million early in the fourth quarter
•	Prepaid the entire $500.1 million principal amount of term loans outstanding under the Company’s credit facility with the proceeds of the Pirate Brands sale and additional revolver borrowings

“Our third quarter results benefited from continued top line growth, strong margins, strong cash flow generation and increased earnings per share despite a challenging operating environment for food companies,” stated Robert C. Cantwell, President and Chief Executive Officer of B&G Foods.

Mr. Cantwell continued, “During the quarter we acquired McCann’s Irish Oatmeal, a perfect tuck-in to our existing hot cereal and breakfast lineup that already included Cream of Wheat and the largest portfolio of pure maple syrup brands in the United States.  We also announced our entry into an agreement to sell Pirate Brands for $420.0 million.  The sale of Pirate Brands, which closed early in the fourth quarter, represents a very strong return on invested capital — we received a purchase price more than double the price we paid for the business five year ago — and also significantly improves our capital structure and better positions our balance sheet for additional value enhancing acquisitions in areas of strategic priority.”

1   Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted net income,” “adjusted diluted earnings per share,” “base business net sales,” “EBITDA,” and “adjusted EBITDA” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

Financial Results for the Third Quarter of 2018

Net sales increased $16.5 million, or 4.1%, to $422.6 million for the third quarter of 2018 from $406.1 million for the third quarter of 2017.  The $16.5 million increase in net sales was attributable to an increase in unit volume, including acquisitions, of $11.3 million and an increase in net pricing of $5.2 million.  Net sales of Back to Nature and McCann’s,  which were not owned during the third quarter of 2017, contributed $19.4 million to the Company’s overall net sales for the third quarter of 2018.

Base business net sales for the third quarter of 2018 decreased $1.0 million, or 0.3%, to $376.5 million from $377.5 million for the third quarter of 2017. The $1.0 million decrease in base business net sales was attributable to a decrease in unit volume of $5.4 million, partially offset by an increase in net pricing of $4.4 million, or 1.2%.

Net sales of Green Giant frozen increased $11.1 million, or 14.0%, to $90.3 million for the third quarter of 2018 compared to the third quarter of 2017,  driven by strong adoption of Green Giant Veggie Spirals, launched earlier this year, as well as continued demand for Green Giant Riced Veggies,  Green Giant Veggie Tots and Green Giant Mashed Cauliflower.  Net sales of Green Giant frozen products also benefited from the launch of Green Giant Cauliflower Pizza Crusts and Little Green Sprout’s Organics, which began shipping in September.  Net sales of all Green Giant products in the aggregate (including Le Sueur) increased $7.3 million, or 6.1%,  in the third quarter of 2018, as net sales growth of frozen products was offset in part by Green Giant shelf stable, whose net sales decreased by $3.6 million, or 12.2%, to $26.0 million.

Net sales of Victoria increased $2.2 million, or 23.3%,  for the third quarter of 2018 compared to the third quarter of 2017.  Net sales of New York Style increased $0.3 million, or 3.5%; Maple Grove Farms increased $0.5 million, or 3.2%; Ortega increased $0.7 million, or 2.1%; and Cream of Wheat decreased $0.5 million, or 3.3%, for the quarter.

Net sales of the Company’s spices & seasonings, including the brands acquired in the fall of 2016, as well as the Company’s legacy spices & seasonings brands such as Mrs. Dash and Ac’cent,  decreased $5.8 million, or 6.5%, for the third quarter of 2018 compared to the third quarter of 2017. Net sales of all other brands in the aggregate accounted for a decrease of $5.7 million, or 6.6%, for the quarter.

Gross profit was $115.0 million for the third quarter of 2018 compared to $120.9 million for the third quarter of 2017.  Gross profit expressed as a percentage of net sales decreased to 27.2% in the third quarter of 2018 from 29.8% in the third quarter of 2017. Gross profit as a percentage of net sales was 28.0% for the quarter, excluding the negative impact of $3.2 million of non-recurring expenses.  Gross profit benefited approximately $5.2 million in net pricing. Gross profit percentage was negatively impacted primarily by input cost inflation, inclusive of freight, warehousing and procurement, as well as mix.

Selling, general and administrative expenses decreased $1.0 million, or 2.5%, to $40.0 million for the third quarter of 2018 from $41.0 million for the third quarter of 2017.  The decrease was composed of a decrease in acquisition/divestiture-related and non-recurring expenses of $3.0 million and decreased consumer marketing expenses of $2.1 million, partially offset by increases in warehousing of $1.9 million and other increases of $2.2 million.  Expressed as a percentage of net sales, selling, general and administrative expenses improved by 0.6 percentage points to 9.5% for the third quarter of 2018 compared to 10.1% for the third quarter of 2017.

Net interest expense increased $4.5 million, or 19.5%, to $27.9 million for the third quarter of 2018 from $23.4 million in the third quarter of 2017.  The increase was primarily attributable to additional borrowings made in the third quarter of 2018 to fund the McCann’s acquisition, in the fourth quarter of 2017 to fund the Back to Nature acquisition, and in the second and fourth quarters of 2017 in connection with the Company’s senior notes offerings.

-  2  -

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $32.0 million, or $0.48 per diluted share, for the third quarter of 2018, as compared to reported net income of $32.7 million, or $0.49 per diluted share, for the third quarter of 2017.  The Company’s adjusted net income for the third quarter of 2018, which excludes the after-tax impact of acquisition/divestiture-related and non-recurring expenses, the non-cash accounting impact of the Company’s inventory reduction plan, and the non-cash accounting impact of tax true-ups for prior year foreign tax expense and the impact of enacted state rate changes, was $37.5 million, or $0.57 per adjusted diluted share.  The Company’s adjusted net income for the third quarter of 2017, which excludes the after-tax impact of acquisition-related and non-recurring expenses, was $36.8 million, or $0.55 per adjusted diluted share.

For the third quarter of 2018, adjusted EBITDA, which excludes acquisition/divestiture-related and non-recurring expenses and the non-cash accounting impact of the Company’s inventory reduction plan, was $91.9 million, a  decrease of 2.3%, or $2.2 million, compared to $94.1 million for the third quarter of 2017.  Adjusted EBITDA as a percentage of net sales was 21.7% for the third quarter of 2018.

Financial Results for the First Three Quarters of 2018

Net sales increased $62.7 million, or 5.3%, to $1,242.7 million for the first three quarters of 2018 from $1,180.0 million for the first three quarters of 2017.   The $62.7 million increase in net sales was attributable to an increase in unit volume, including acquisitions, of $52.1 million and an increase in net pricing of $10.6 million.  Net sales of Back to Nature and McCann’s, which were not owned during the first three quarters of 2017, contributed $57.0 million to the Company’s overall net sales for the first three quarters of 2018.

Base business net sales increased $6.8 million, or 0.6%, to $1,111.6 million from $1,104.8 million for the first three quarters of 2017. The $6.8 million increase in base business net sales was attributable to an increase in net pricing of $7.9 million, or 0.7%,  partially offset by a decrease in unit volume of $1.1 million.

Net sales of Green Giant frozen increased $35.7 million, or 15.3%, to $269.4 million for the first three quarters of 2018 compared to the first three quarters of 2017, driven by strong adoption of Green Giant Veggie Spirals, launched earlier this year, as well as continued demand for Green Giant Riced Veggies,  Green Giant Veggie Tots and Green Giant Mashed Cauliflower.  Net sales of Green Giant frozen products also benefited from Green Giant Cauliflower Pizza Crusts and Little Green Sprout’s Organics, which began shipping in September.  Net sales of all Green Giant products in the aggregate (including Le Sueur) increased $22.3 million, or 6.6%,  in the first three quarters of 2018, as net sales growth of frozen products was offset in part by Green Giant shelf stable, whose net sales decreased by $13.3 million, or 16.9%, to $65.1 million.

Net sales of Victoria increased $3.8 million, or 12.6%, for the first three quarters of 2018 compared to the first three quarters of 2017.  Net sales of New York Style increased $0.8 million, or 3.1%; Ortega increased $1.6 million, or 1.5%; Cream of Wheat increased $1.0 million, or 2.1%; and Maple Grove Farms decreased $0.5 million, or 0.8%, for the first three quarters.

Net sales of all of the Company’s spices & seasonings, including the brands acquired in the fall of 2016, as well as the Company’s legacy spices & seasonings brands such as Mrs. Dash and Ac’cent,  decreased $10.0 million, or 3.9%, for the first three quarters of 2018 compared to the first three quarters of 2017. Net sales of all other brands in the aggregate accounted for a decrease of $12.2 million, or 4.8%, for the first three quarters.

-  3  -

Gross profit was $299.6 million for the first three quarters of 2018 compared to $346.7 million for the first three quarters of 2017.  Gross profit expressed as a percentage of net sales decreased to 24.1% in the first three quarters of 2018 from 29.4% in the first three quarters of 2017.  Gross profit as a percentage of net sales was 27.3% for the first three quarters of 2018,  excluding the negative impact of $39.4 million of non-recurring expenses, including the non-cash accounting impact of the Company’s inventory reduction plan, and acquisition/divestiture-related expenses.  Gross profit benefited from an increase in net pricing of $10.6 million.  Gross profit percentage was negatively impacted primarily by input cost inflation, inclusive of freight, warehousing and procurement, as well as mix.

Selling, general and administrative expenses decreased $13.3 million, or 10.0%, to $119.8 million for the first three quarters of 2018 from $133.1 million for the first three quarters of 2017.  The decrease was composed of a decrease in acquisition/divestiture-related and non-recurring expenses of $14.2 million and decreased consumer marketing expenses of $6.1 million, partially offset by increased warehousing expenses of $1.2 million and other increases of $5.8 million.  Expressed as a percentage of net sales, selling, general and administrative expenses improved by 1.7 percentage points to 9.6% for the first three quarters of 2018 compared to 11.3% for the first three quarters of 2017.

Net interest expense increased $18.8 million, or 29.0%, to $83.8 million for the first three quarters of 2018 from $65.0 million in the first three quarters of 2017.  The increase was primarily attributable to additional borrowings made in the third quarter of 2018 to fund the McCann’s acquisition, in the fourth quarter of 2017 to fund the Back to Nature acquisition, and in the second and fourth quarters of 2017 in connection with the Company’s senior notes offerings.

The Company’s reported net income under U.S. GAAP was $60.5 million, or $0.91 per diluted share, for the first three quarters of 2018, as compared to reported net income of $87.6 million, or $1.31 per diluted share, for the first three quarters of 2017.  The Company’s adjusted net income for the first three quarters of 2018, which excludes the after-tax impact of loss on extinguishment of debt, acquisition/divestiture-related and non-recurring expenses, the non-cash accounting impact of the Company’s inventory reduction plan,  and the non-cash accounting impact of tax true-ups for prior year foreign tax expense and the impact of enacted state rate changes, was $98.8 million, or $1.49 per adjusted diluted share.  The Company’s adjusted net income for the first three quarters of 2017, which excludes the after-tax impact of loss on extinguishment of debt, acquisition-related and non-recurring expenses, acquisition-related inventory step-up, and loss on sale of assets, was $102.8 million, or $1.54 per adjusted diluted share.

For the first three quarters of 2018, adjusted EBITDA, which excludes acquisition/divestiture-related and non-recurring expenses and the non-cash accounting impact of the Company’s inventory reduction plan, was $255.7 million, a decrease of 3.2%, or $8.6 million, compared to $264.3 million for the first three quarters of 2017.  Adjusted EBITDA as a percentage of net sales was 20.6% for the first three quarters of 2018.

-  4  -

Guidance

B&G Foods updated its guidance for full year 2018 to reflect the expected impact of the Pirate Brands divestiture and the net repayment of long-term debt.  Net sales are expected to be approximately $1.705 billion to $1.720 billion, adjusted EBITDA is expected to be approximately $338.0 million to $343.0 million and adjusted diluted earnings per share is expected to be approximately $1.98 to $2.05.  The full year 2018 net sales guidance includes the impact of the new FASB revenue recognition standard, which the Company estimates will reduce net sales in 2018 by approximately $21.5 million.2

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; loss on extinguishment of debt; acquisition/divestiture-related and non-recurring expenses, gains and losses; the non-cash accounting impact of the Company’s inventory reduction plan; restructuring expenses; gains and losses on the sale of assets and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material. For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, October 30, 2018.  The call will be webcast live and can be accessed at www.bgfoods.com/investor-relations.  The call can also be accessed live over the phone by dialing (866)  548-4713 for U.S. callers or (323) 794-2093 for international callers.

A replay of the call will be available two hours after the call and can be accessed by dialing (844) 512-2921 for U.S. callers or (412) 317-6671 for international callers; the password is 8851326.  The replay will be available from October 30, 2018 through November 13, 2018.  Investors may also access a web-based replay of the call at www.bgfoods.com/investor-relations.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, and amortization of acquired inventory fair value step-up, and gains and losses on sale of assets), non-recurring expenses, gains and losses and the non-cash accounting impact of the Company’s inventory reduction plan) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated

2    In May 2014, the Financial Accounting Standards Board (FASB) issued authoritative guidance related to new accounting requirements for the recognition of revenue from contracts with customers. The Company adopted this guidance and the related amendments as of the beginning of the Company’s fiscal 2018, applying the full retrospective transition approach to all contracts. Based on the Company’s comprehensive assessment of the new guidance, the Company has concluded that the adoption does not have a significant impact to the Company’s core revenue generating activities. However, the adoption resulted in a change in presentation of certain trade and consumer promotion expenses, specifically in-store display incentives also referred to as marketing development funds. In-store display incentives or marketing development funds were previously recorded within selling, general and administrative expenses in the Company’s consolidated statements of operations. Upon the adoption of the new guidance, this expense will not meet the specific criteria within the new guidance of providing a “distinct” good or service, and therefore, is required to be presented as a reduction of the Company’s net sales. The Company currently anticipates that the impact of this change will result in a reduction of net sales and selling, general and administrative expenses by approximately $21.5 million during 2018, the first year of adoption, with no impact to net income.

-  5  -

statements of operations, comprehensive income and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income,” “adjusted diluted earnings per share,” and “base business net sales,” which are calculated as reported net income, reported diluted earnings per share and reported net sales adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income, diluted earnings per share and net sales to eliminate the items identified above.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities, is included below for the third quarter and first three quarters of 2018 and 2017, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature,  B&G,  B&M,  Cream of Wheat,  Green Giant,  Las Palmas,  Le Sueur,  Mama Mary’s,  Maple Grove Farms, Mrs. Dash,  New York Style,  Ortega, Polaner,  SnackWell’s,  Spice Islands and Victoria,  there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales, adjusted EBITDA, adjusted diluted earnings per share and overall expectations for fiscal 2018, including the expected impact of the Pirate Brands divestiture and our balance sheet positioning for additional value enhancing acquisitions.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties,  readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Factors that may affect actual results include, without limitation: the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; tax reform and legislation, including the effects of the U.S. Tax

-  6  -

Cuts and Jobs Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on our international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully implement a new enterprise resource planning (ERP) system;  the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8‑K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.    B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

-  7  -

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 29,	December 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$26,171	$206,506
Trade accounts receivable, net	170,140	141,392
Inventories	487,432	501,849
Assets held for sale	238,671	—
Prepaid expenses and other current assets	28,501	20,054
Income tax receivable	14,402	16,794
Total current assets	965,317	886,595

Property, plant and equipment, net of accumulated depreciation of $223,575 and $200,664	276,761	272,192
Goodwill	585,153	649,292
Other intangibles, net	1,600,061	1,748,220
Other assets	1,439	1,617
Deferred income taxes	3,252	3,122
Total assets	$3,431,983	$3,561,038

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$156,267	$122,358
Accrued expenses	60,679	48,067
Current portion of long-term debt	352,198	—
Income tax payable	951	139
Dividends payable	31,318	30,922
Total current liabilities	601,413	201,486

Long-term debt	1,723,110	2,217,574
Other liabilities	22,007	24,881
Deferred income taxes	252,867	236,278
Total liabilities	2,599,397	2,680,219

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 65,932,909 and 66,499,044 shares issued and outstanding as of September 29, 2018 and December 30, 2017	659	665
Additional paid-in capital	156,193	266,789
Accumulated other comprehensive loss	(18,898)	(20,756)
Retained earnings	694,632	634,121
Total stockholders’ equity	832,586	880,819
Total liabilities and stockholders’ equity	$3,431,983	$3,561,038

-  8  -

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017(1)	2018	2017(1)
Net sales	$422,602	$406,051	$1,242,709	$1,180,034
Cost of goods sold	307,563	285,109	943,141	833,316
Gross profit	115,039	120,942	299,568	346,718

Operating expenses:
Selling, general and administrative expenses	39,987	40,999	119,827	133,105
Amortization expense	4,634	4,265	13,852	13,002
Operating income	70,418	75,678	165,889	200,611

Other income and expenses:
Interest expense, net	27,932	23,374	83,845	65,019
Loss on extinguishment of debt	—	—	3,324	1,163
Other income	(1,313)	(198)	(2,979)	(4,064)
Income before income tax expense	43,799	52,502	81,699	138,493
Income tax expense	11,811	19,772	21,188	50,938
Net income	$31,988	$32,730	$60,511	$87,555

Weighted average shares outstanding:
Basic	65,932	66,496	66,252	66,484
Diluted	66,021	66,644	66,363	66,713

Earnings per share:
Basic	$0.49	$0.49	$0.91	$1.32
Diluted	$0.48	$0.49	$0.91	$1.31

Cash dividends declared per share	$0.475	$0.465	$1.415	$1.395

(1)

Net sales, gross profit, selling, general and administrative expenses, operating income and other expense (income)  have been adjusted as a result of our retrospective adoption of new accounting standards relating to revenue recognition and the presentation of net periodic pension cost and net periodic postretirement benefit cost.  The adjustments described above had no impact on net income or earnings per share.

-  9  -

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
Net income	$31,988	$32,730	$60,511	$87,555
Income tax expense	11,811	19,772	21,188	50,938
Interest expense, net	27,932	23,374	83,845	65,019
Depreciation and amortization	13,526	11,737	39,933	36,284
Loss on extinguishment of debt(1)	—	—	3,324	1,163
EBITDA(2)	85,257	87,613	208,801	240,959
Acquisition/divestiture-related and non-recurring expenses	4,744	6,448	9,636	20,141
Inventory reduction plan impact(3)	1,853	—	37,279	—
Amortization of acquisition-related inventory step-up(4)	—	—	—	1,550
Loss on sale of assets(5)	—	—	—	1,608
Adjusted EBITDA(2)	91,854	94,061	255,716	264,258
Income tax expense	(11,811)	(19,772)	(21,188)	(50,938)
Interest expense, net	(27,932)	(23,374)	(83,845)	(65,019)
Acquisition/divestiture-related and non-recurring expenses	(4,744)	(6,448)	(9,636)	(20,141)
Inventory reduction plan impact(3)	(1,853)	—	(37,279)	—
Write-off of property, plant and equipment	70	2	99	107
Deferred income taxes	8,985	15,087	16,496	35,079
Amortization of deferred financing costs and bond discount	1,434	1,468	4,410	4,263
Amortization of acquisition-related inventory step-up	—	—	—	(1,550)
Share-based compensation expense	749	1,082	3,346	4,284
Changes in assets and liabilities, net of effects of business combinations	(22,493)	(74,393)	10,944	(162,806)
Net cash (used in) provided by operating activities	$34,259	$(12,287)	$139,063	$7,537

(1)

For the first three quarters of 2018 includes the write-off of deferred debt financing costs and unamortized discount of $2.8 million and $0.5 million, respectively, relating to the prepayment of outstanding borrowings under the tranche B term loans.  For the first three quarters of 2017 includes the write-off of deferred debt financing costs and unamortized discount of $0.9 million and $0.2 million, respectively, relating to the repayment of all outstanding borrowings under the tranche A term loans and less than $0.1 million relating to the refinancing of our tranche B term loans.

(2)

EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the United States in our consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of assets),  non-recurring expenses and the non-cash accounting impact of our inventory reduction plan. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt, acquisition/divestiture-related and non-recurring expenses, gains and losses and the non-cash accounting impact of our inventory reduction plan because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs.  We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indentures contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA

-  10  -

and adjusted EBITDA metrics.  However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income (loss) or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements.  EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition/divestiture-related and non-recurring expenses,  gains and losses,  the non-cash accounting impact of our inventory reduction plan and income taxes.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(3)

Relates to the allocation of certain fixed manufacturing, warehouse and other corporate overhead costs associated with inventory purchased and converted into finished goods in fiscal 2017 and sold in the third quarter and first three quarters of 2018 as part of our inventory reduction plan.

(4)	Relates to the purchase accounting adjustments made to the finished goods inventory acquired in the spices & seasonings acquisition that we completed on November 21, 2016.
(5)

During the first three quarters of 2017, we sold to a third-party co-packer our Le Sueur, Minnesota research center, including the seed technology assets, property, plant and equipment.  We acquired the research center and related assets on November 2, 2015, as part of the Green Giant acquisition.  The sale resulted in a $1.6 million loss on sale of assets.

-  11  -

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
Net income	$31,988	$32,730	$60,511	$87,555
Loss on extinguishment of debt, net of tax(1)	—	—	2,496	727
Acquisition/divestiture-related and non-recurring expenses, net of tax	3,563	4,028	7,237	12,582
Inventory reduction plan impact, net of tax(2)	1,392	—	27,997	—
Acquisition-related inventory step-up, net of tax(3)	—	—	—	968
Loss on sale of assets, net of tax(4)	—	—	—	1,005
Tax true-ups(5)	529	—	529	—
Adjusted net income	$37,472	$36,758	$98,770	$102,837
Adjusted diluted earnings per share	$0.57	$0.55	$1.49	$1.54

(1)

For the first three quarters of 2018 includes the write-off of deferred debt financing costs and unamortized discount of $2.8 million and $0.5 million, respectively, relating to the prepayment of outstanding borrowings under the tranche B term loans.  For the first three quarters of 2017 includes the write-off of deferred debt financing costs and unamortized discount of $0.9 million and $0.2 million, respectively, relating to the repayment of all outstanding borrowings under the tranche A term loans and less than $0.1 million relating to the refinancing of our tranche B term loans.

(2)

Relates to the allocation of certain fixed manufacturing, warehouse and other corporate overhead costs associated with inventory purchased and converted into finished goods in fiscal 2017 and sold in the third quarter and first three quarters of 2018 as part of our inventory reduction plan.

(3)	Relates to the purchase accounting adjustments made to the finished goods inventory acquired in the spices & seasonings acquisition that we completed on November 21, 2016.
(4)

During the first three quarters of 2017, we sold to a third-party co-packer our Le Sueur, Minnesota research center, including the seed technology assets, property, plant and equipment.  We acquired the research center and related assets on November 2, 2015, as part of the Green Giant acquisition.  The sale resulted in a $1.6 million loss on sale of assets.

(5)	Reflects prior year foreign tax expense true-up and impact of enacted state rate changes.

-  12  -

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Base Business Net Sales to Reported Net Sales

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
Net sales	$422,602	$406,051	$1,242,709	$1,180,034
Net sales from acquisitions(1)	(19,363)	—	(57,025)	—
Net sales of non-branded IQF bulk rice products(2)	(169)	(2,084)	(1,306)	(6,909)
Net sales from divested brands(3)	(26,597)	(26,495)	(72,799)	(68,377)
Base business net sales(4)	$376,473	$377,472	$1,111,579	$1,104,748

(1)	Reflects net sales for Back to Nature and McCann’s for the third quarter and first three quarters of 2018. Back to Nature was acquired on October 2, 2017 and McCann’s was acquired on July 16, 2018.
(2)

Reflects net sales of our non-branded individually quick frozen (IQF) bulk rice products, which is a product line we acquired as part of the Green Giant acquisition, and which we are excluding from reported net sales for the purposes of calculating base business net sales because we do not consider the non-branded IQF bulk rice products to be part of our core business or material.

(3)	Reflects net sales of Pirate Brands. We completed the sale of Pirate Brands on October 17, 2018.
(4)

Base business net sales is a non-GAAP financial measure used by management to measure operating performance.  We define base business net sales as our net sales excluding (1) the impact of acquisitions until at least one full quarter of net sales from acquisitions are included in both comparable periods, (2) net sales of discontinued or divested brands, and (3) net sales of our IQF bulk rice business, see footnote 2 above.  The portion of current period net sales attributable to recent acquisitions for which there is not at least one full quarter of net sales in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the last day of the quarter in which the first anniversary of the date of acquisition occurs, and the period from the date of acquisition to the end of the quarter in which the acquisition occurred.  For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. Management has included this financial measure because it provides useful and comparable trend information regarding the results of our business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.

The definition of base business net sales set forth above, as it relates to acquisitions, was modified in the fourth quarter of 2017.  Under the Company’s previous definition of base business net sales, for each acquisition, the excluded period started at the beginning of the most recent fiscal period being compared and ended on the first anniversary of the acquisition date.  The Company believes that it is more useful to measure base business net sales on a full quarter basis.  The definition of base business net sales set forth above was modified in the first quarter of 2018 to exclude net sales of our IQF bulk rice business.

-  13  -